-more- News ONEOK Announces Lake Retirement; Allen Assumes Responsibilities TULSA, Okla. – July 18, 2017 – ONEOK, Inc. (NYSE: OKE) today announced the retirement of Stephen W. Lake, senior vice president, general counsel and assistant secretary effective July 21, 2017. Stephen B. Allen, ONEOK vice president and associate general counsel, has assumed Lake’s responsibilities. “We wish Steve well in his pursuit of new opportunities and thank him for his many contributions during his time at ONEOK,” said Terry K. Spencer, ONEOK president and chief executive officer. “But most importantly, we thank him for the high integrity and professionalism he demonstrated each and every day.” Lake joined ONEOK in 2011 after serving as executive vice president and general counsel of McJunkin Red Man Corporation. He began his career in 1991 as an associate with GableGotwals, a Tulsa law firm, where he was a shareholder for 10 years and a member of the firm’s board of directors from 2005 until 2008. He is a member of the American Bar Association, the Oklahoma Bar Association and the Tulsa County Bar Association. Steve Allen was previously responsible for the management of ONEOK legal matters regarding mergers and acquisitions, major construction projects and commercial contracts including the recent natural gas gathering and processing contract restructuring efforts. “This new role is a reflection of Steve Allen’s excellent leadership, extensive knowledge of our businesses, outstanding performance and nearly 20 years of legal experience,” added Spencer. Allen was a shareholder at GableGotwals before joining ONEOK in 2006. He is a member of the American Bar Association, the Oklahoma Bar Association and the Tulsa County Bar Association. He currently serves as the chairman of the Oklahoma Baptist University (OBU) board of trustees and is a board member of the Oklahoma Water Resources Board. July 18, 2017 Analyst Contact: Andrew Ziola 918-588-7683 Media Contact: Brad Borror 918-588-7582

ONEOK Announces Lake Retirement; Allen Assumes Responsibilities Page 2 A native of Massachusetts, Allen earned a Bachelor of Arts degree in political science from OBU in Shawnee and a Juris Doctorate from Vanderbilt University School of Law in Nashville, Tennessee. ------------------------------------------------------------------------------------------------------------------- ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is one of the largest energy midstream service providers in the U.S., connecting prolific supply basins with key market centers. It owns and operates one of the nation's premier natural gas liquids (NGL) systems and is a leader in the gathering, processing, storage and transportation of natural gas. ONEOK’s operations include a 38,000-mile integrated network of NGL and natural gas pipelines, processing plants, fractionators and storage facilities in the Mid-Continent, Williston, Permian and Rocky Mountain regions. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 index. For information about ONEOK, Inc., visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Facebook or Twitter @ONEOKNews. ###